Exhibit 16.1

October 1, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Re:	MTI Technology Corporation File No. 0-23418

Ladies and Gentlemen:

We were previously principal accountants for MTI Technology Corporation (the “Company”) and, under the date of May 23, 2003, except as to the second paragraph of note 7, which is as of June 30, 2003, we reported on the consolidated financial statements of MTI Technology Corporation as of and for the years ended April 5, 2003 and April 6, 2002. On September 25, 2003, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4 of its Form 8-K dated September 25, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that:

•	Our dismissal was approved by the Company’s audit committee and board of directors; and

•	The Company engaged Grant Thornton LLP as its new independent accountant, and that the Company’s audit committee and board of directors have approved this action.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Costa Mesa, California